Placing Agent Agreement

Dated 27th June, 2012

Yinfu Gold Corporation

as Company

and

Legarleon Securities Limited

as Placing Agent

Placing Agreement relating to

placing of up to US $ 3 million of common shares

This Agreement dated 27th June, 2012 is made and valid for two months from 27th June, 2012 to 26th Aug, 2012 between "Yinfu Gold Corporation" , a limited company incorporated under the laws of Wyoming and listing in the USA OTC market; and "Legarleon Securities Ltd." , a Hong Kong incorporation limited company and granted HK SFC Securities Licenses (RA1).

Whereas:

"Yinfu Gold Corporation" (the company) agreed to appoint "Legarleon Securities Ltd."(the placing agent) as placing agent of the company for the purpose of procuring, on the best effort basis, subscribers for the placing shares of Yinfu Gold Corporation US $ 3 million common shares. The Company and the Placing Agent are both agree to accept such appointment on the terms and subject to the conditions set out in this agreement.

It is hereby agreed:

1. INTERPRETATION

"US $"	means US currency;
"Placed Shares"	has the meaning given to it in clause 3(C);
"Placing Price"	means the price of US $0.10 per Placing Share;
"Placing Shares"	means up to US $ 3 million common shares to be placed under the terms of this agreement
"Placee"	means any individual, institutional or other professional investor procured by the Placing Agent to subscribe for any of the Placing Shares pursuant to the Placing Agent's obligations hereunder and "Placees" shall be construed accordingly;
"Placing"	means the offer by way of a private placing of the Placing Shares procured by the Placing Agent to selected investors on the terms and subject to the conditions set out in the agreement;
"Placing Period"	means the period commencing upon the execution of this agreement at 9:00 am 27th June, 2012 and terminating at 5:00 pm 26th Aug, 2012.
"Completion Date"	5:00 pm on 26th Aug, 2012.

2. Appointment of the placing Agent

(A) The company hereby appoints the Placing Agent and the Placing Agents agrees to act as the Placing Agent for the company in connection with the Placing on the terms and subject to the conditions of this Agreement.

(B) The Placing Agent shall provide to the Company all information concerning itself and the Placees as the Stock Exchange may reasonably required.

(C) The Company hereby confirms that the appointment of the Placing Agent confers on the Placing Agent, in accordance with the provisions hereof, all powers, authorities and discretion on behalf of the Company which are necessary for, or reasonably incidental to, the Placing and hereby agrees to ratify and confirm everything which the Placing Agent may lawfully, reasonably and properly do in the exercise of such powers, authorities and discretion in accordance with this Agreement.

(D) The Placing Agent may in turn appoint one or more other sub-placing agents to procure purchasers for the Placing Shares provided that the Placing Agent shall be primarily responsible and liable to the Company for its obligations and duties under this Agreement. All fees of such sub-placing agents shall be paid and borne absolutely by the Placing Agent. The Placing Agent confirms and undertakes that it shall procure any sub-placing agent or other person through whom it may effect the Placing or offer any Placing Shares to observe the provisions of this Agreement. Any transaction legally, properly and reasonably carried out by the Placing Agent (and any sub-placing agent) shall constitute a transaction carried out at the request of the Company and as its agent and not in respect of the Placing Agent's own account.

(E) The Company shall provide to the Placing Agent:-

(i) all such information known to it or which on reasonable enquiry ought to be known to it and relating to the Group as may be reasonably required by the Placing Agent in connection with the Placing for the purposes of complying with all requirements of applicable laws, rules or regulations of the Stock Exchange or of the SEC; and

(ii) particulars of every significant new factor known to it which is in its reasonable opinion capable of materially affecting assessment of the Placing Shares in the context of the Placing which arises between the Placing Period.

(F)The Company undertakes with the Placing Agent that it shall do all such other acts and things as may be reasonably required by the Placing Agent to be done by it to carry into effect the Placing in accordance with the terms of this Agreement.

3. Placing Agent warranties and undertakings

(A) The Placing Agent undertakes during the Placing Period to procure on a best effort basis subscribers for all of the Placing Shares at the Placing Price. For the avoidance of doubt, the Placing Agent has no obligation to underwrite or otherwise subscribe for any of the Placing Shares.

(B)The Placing Shares shall be offered by the Placing Agent and placed to not less than six Placees in board lots. The choice of Placees for the Placing Shares shall be determined solely by the Placing Agent, subject to the requirements of the Listing Rules (in particular, the Placing Agent shall use all reasonable endeavors to ensure and shall obtain confirmation to the effect that Placees shall be third parties independent of and not connected with the Company and the directors, chief executive or substantial shareholders of the Company or any of its Subsidiaries or their respective associates).

(C) By no later than 26th Aug,2012 (or the other date as agreed by the Company and the Placing Agent), the Placing Agent shall deliver to the Company a schedule showing details of the Placees to whom the Placing Shares have been successfully placed, including their names, country of incorporation (if a corporation), addresses (or registered address if a corporation), the number of Placing Shares subscribed for by each Placee (collectively, the "Placed Shares") and the details of the CCASS accounts and such other information as requested by the Stock Exchange and the SEC.

(D) Without limitation to Clause 3(E), the Placing Agent undertakes that the Placing shall be effected by telephone conversations leading to concluded contracts which shall then be confirmed by letter of confirmation.

(E) The Placing Agent represents, warrants and undertakes to the Company that:-

(i) the Placing Agent shall not, directly or indirectly, engage in price stabilization in relation to the Placing, or offer, sell or deliver any Placing Shares or distribute or publish any documents (including, without limitation to the foregoing, any prospectus, form of application, offering circular, advertisement or other offering material or any report or other document calculated to invite or lead to offers or agreements being made to purchase Placing Shares), or make any representations or statements in relation to the Placing in any country or jurisdiction except where such offer, sale or delivery is made under circumstances that shall not result in or constitute a breach of any applicable laws and regulations or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained (other than such as are made or obtained by the Placing Agent) in any such country or jurisdiction and all offers, sales and deliveries of Placing Shares shall be made on such terms;

(ii) the Placing Shares will be offered or sold to persons, who to the best of the knowledge and belief of the Placing Agent, are individual, corporate, professional or institutional investors who are independent of and not acting in concert with the Company and the directors, chief executives or substantial shareholders of the Company, any of its subsidiaries or their respective associates;

(iii) the Placing Shares will not be offered or sold (including in the case of an on-sale by the Placing Agent) in Hong Kong by means of any document or in circumstances which will constitute an offer to the public within the meaning of the Companies Ordinance, and that no invitation or advertisement relating to the Placing Shares will be made or issued in Hong Kong other than to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent;

(iv) the Placing Agent has full power and authority to enter into this Agreement and obtained all necessary corporate action to authorize the execution and performance of this Agreement.

(F) The Placing Agent confirms and undertakes that it has not made and shall not make to any person to whom Placing Shares may be offered any representation or statement regarding the Company, the Group or the financial or business position or prospects of the Company or the Group which was not or is not, at the time of making the same, general public knowledge in the marketplace.

4. Condition of the placing

(A) The Placing is conditional upon the Listing Committee of the Stock Exchange granting approval for the listing of and permission to deal in the Placing Shares.

(B) The Company shall use its best endeavors to procure the fulfillment of the condition referred to in Clause 4(A) and if the said condition is not fulfilled on or prior to the tenth Business Day following the signing of this Agreement (or such date as may be agreed between the Company and the Placing Agent in writing), this Agreement shall terminate, and none of the parties to this Agreement shall have any claim against the other for any costs or losses (save for any prior breaches of this Agreement).

5. Completion

(A) At 5:00 pm on the completion date (or otherwise as agreed between the parties), the Company shall provide to the Placing Agent either definitive share certificates issued in the names of the relevant Placees in respect of the relevant number of Placing Shares subscribed for by each Placee or (if requested by a Placee) evidence satisfactory to the Placing Agent that the Company has issued the relevant share certificate(s).

(B) Against compliance by the Company with its obligations under Clause 5(A) and subject to Clause 9, the Placing Agent or its nominees or agents) shall, in respect of the Placed Shares make or procure he making of payments to the Company in cleared funds in US dollars of the aggregate Placing Price of the Placed Shares (less the amounts referred to in Clause 6(A) and the expenses referred to in Clause 7) and such payment shall be made for value at or on the completion date to such bank account held with a bank in Hong Kong.

6. Payment of fees and commissions in connection with the placing

(A) In consideration of the services of the Placing Agent in relation to the Placing, the Company shall, provided that Completion occurs in accordance with Clause 5, pay to the Placing Agent a commission in US dollars, of one percentage (1%) of the amount equal to the Placing Price multiplied by the number of Placed Shares which amounts the Placing Agent is hereby authorized to deduct and pay itself from the payments to be made by it to the Company pursuant to Clause 5(B).

(B) The Company hereby acknowledges that, in addition to the commissions referred to in Clause 6A and the costs, charges and expenses referred to in Clause 7, the Placing Agent shall be entitled to keep for its own account any brokerage that it may receive from the Placees.

(C) All payments to be made by the Company pursuant to this Clause 6 shall be made in

full without any set-off, deduction or withholding whatsoever.

7. Company's warrants and undertakings in relation to the Placing

(A) In consideration of the Placing Agent entering into this Agreement and agreeing to perform its obligations hereunder, the Company hereby represents, warrants and undertakes to the Placing Agent as follows and

(i) the Company has the necessary power and authority and, subject where relevant to the fulfillment of the condition set out in Clause 4(A), has obtained all necessary consents to enable it to issue the Placing Shares hereunder and this Agreement when executed and delivered constitutes valid and legally binding and enforceable obligations of the Company;

(ii) the Placing Shares will be issued fully paid up and rank pari passu in all respects among themselves and with the existing issued Shares, including as to the right to receive dividends and distributions which may be declared made or paid after the Completion Date and will be issued free and clear of all liens, encumbrances, equities or other third party rights;

(iii) all statements of fact contained in the drat Announcement in relation to (amongst other things) the Placing to be published by the Company are true and accurate in all material respects;

(iv) the Company has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of the Company;

(v) each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation with power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of any member of the Group;

(vi) there is no material litigation, arbitration, prosecution or other proceedings legal or otherwise relating to resolution of disputes involving or concerning any member of the Group in progress or pending or threatened against any member of the Group nor so far as the Company is aware after all reasonable enquiries is there any claim or any fact or circumstance which may give rise to a material claim against any member of the Group, which in any such case may have or have had a significant adverse effect on the financial position of any member of the Group which is material in the context of the Placing;

(vii) save as previously disclosed by the Company to the public in writing during the preceding 12 months, the Company to the best of its knowledge is not in breach in any material respect, in the context of the Placing, of any rules, regulations or requirements of the Stock Exchange or any applicable law, decree, judgment, legislation, order, regulation, statue, ordinance, treaty or other legislative measure.

(B) The representations and warranties set out in Clause 8(A) are given as at the date hereof and shall be deemed to be repeated by Company on the Completion Date as if given or made at such time, with reference in each case to the facts and circumstances then subsisting. The Company undertakes up to and until Completion or its earlier termination to notify the Placing Agent of any matter or event coming to its attention prior to the Completion Date which would or would reasonably be considered to render or have

rendered any of the representations and warranties made by it in Clause 8(A) untrue, inaccurate or misleading in any material respect.

9. Termination

A) The Placing Agent may, in its reasonable opinion, after consultation with the Company, terminate the Placing by notice in writing to the Company at any time up to 12:00 noon on the Completion Date if:

(i) there is any change in national, international, financial, exchange control, political, economic conditions in Hong Kong which in the reasonable opinion of the Placing Agent would be materially adverse in the consummation of the Placing; or

(ii) there is any breach of the warranties, representations and undertakings given by the Company in this Agreement and such breach is considered by the Placing Agent on reasonable grounds to be material in the context of the Placing; or

(iii) there is any material change (whether or not forming part of a series of changes) in market conditions which in the reasonable opinion of the Placing Agent would materially and prejudicially affect the Placing or makes it inadvisable or inexpedient for the Placing to proceed; or

(iv) any statement contained in the Announcement has become or been discovered to be untrue, incorrect or misleading in any material respect which in the opinion of the lacing Agent would be materially adverse in the consummation of the Placing.

(B) The Company may, in its reasonable opinion, after consultation with the Placing Agent, terminate the Placing by notice in writing to the Placing Agent at any time up to 12:00 noon on the Completion Date if there is a breach of the warranties, representations and undertakings given by the Placing Agent in this Agreement and such breach is considered by the Company on reasonable grounds to be material.

10. Governing Law

This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in connection herewith.

AS WITNESS the hands of the parties on the day and year first before written.

SIGNED BY

TSAP WAI PING

for and on behalf of

Yinfu Gold Corporation

SIGNED BY

VINCENT FANG

for and on behalf of

Legarleon Securities Limited

For and on behalf of
LEGARLEON SECURITIES LIMITED
利 家 安 證 券 有 限 公 司

Authorized Signature(s)